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EXHIBIT 99.2

ARTICLES OF ASSOCIATION

of

HuntsmanClariant Ltd

Muttenz,    •    , 2017

Note:

This is a translation from the German version. The German version prevails in any case of discrepancy.

Section 1  Company Name, Registered Office, Object and Duration

Art.
1      A public limited company shall exist under the name "HuntsmanClariant AG", "HuntsmanClariant SA", "HuntsmanClariant Ltd", having its registered office in Muttenz.

Art.
2      The corporate object shall be participation in undertakings involved especially in chemicals and related fields. The Company may also make and sell such products itself and provide services related to them. The Company shall be entitled to acquire, charge, exploit and sell immovable properties and intangible property rights at home and abroad.

Art.
3      The duration of the Company shall be indefinite.

Section 2  Share Capital

Art.
4      The Company's share capital amounts to CHF [    •    ]; it is fully paid-up and divided into [    •    ] registered shares, each with a par value of CHF 3.70.

The registered shares are issued as uncertificated securities unless already issued in certificated form. The Company may convert at any time uncertificated securities into share certificates including global certificates, one kind of certificate into another one, or share certificates including global certificates into uncertificated securities.

The Company is at liberty to invalidate issued share certificates without any obligation to replace them. Each shareholder is entitled to request from the Company a confirmation stating its shares as registered in the share register.

Any transfer of shares issued as book-entry securities and any pledge thereon is regulated by the rules of the Swiss Federal Act on Book-Entry Securities. An assignment of book-entry securities is excluded.

The transfer restrictions foreseen in Art. 6 of these Articles of Association apply irrespectively of the form and manner in which the registered shares are certificated and of the rules applicable to their transfer.

Art.
5      The Company's share capital shall be increased by a maximum of CHF 14'103'978.20 by issue of a corresponding maximum of 3'811'886 registered shares, each with a par value of CHF 3.70, to be paid up in cash, through the exercising of conversion or warrant rights which were granted to their holders in connection with loan obligations of the Company or one of its subsidiaries. The holders of such conversion and warrant rights shall be entitled to subscribe to new shares. The acquisition of registered shares by the exercise of conversion and warrant rights shall be subject to the transfer conditions of Art. 6 of the Articles of Association. The Board of Directors shall set the conditions of their issue. The following shall apply to convertible bond and warrant issues which, by decision of the Board of Directors, are not offered to shareholders for subscription in advance:

  •
  The proceeds of issue of such convertible bonds and warrants shall only be used (1) in connection with financing and refinancing the takeover of companies, parts of companies or participations or (2) to issue option bonds or convertible bonds on international stock markets.

  •
  The new shares shall be issued according to the terms for conversion or for the option. Convertible and/or warrant bonds shall be issued at the usual market conditions.

  Conversion rights shall be available for a maximum of 10 years and warrant rights for 5 years from the time of issue.

Art.
6     The transfer of registered shares shall require approval of the Board of Directors, which may delegate this function. Such approval shall be granted if the acquirer notifies their name, nationality and address on a form provided by the Company and declares that they have acquired the shares in their own name and for their own account.

Persons who do not expressly declare in the registration application that they are holding the shares on their own account (hereinafter: nominees) shall forthwith be entered on the share register as shareholders with voting rights up to a maximum of 2% of the currently issued share capital. Beyond that limit, registered shares of nominees shall only be entered as voting if the nominees in question confirm in writing that they are willing to disclose the names, addresses and shareholdings of the persons on whose account they hold 0.5% or more of the currently issued share capital. The 2% limit shall apply mutatis mutandis to nominees related by common capital, voting, management or otherwise.

After hearing the person concerned, the Board of Directors may delete entries from the share register retroactively from the date of entry, if such entries were based on false information from the acquirer, who shall immediately be informed of such deletion. The Board of Directors may delegate these powers.

Art.
7     A register shall be kept of registered shares. Surnames and first names (without titles) of owners and beneficiaries shall be entered in it with their full address and nationality (or registered office in the case of legal persons). Persons entitled by law to the voting right of a share which they do not own shall be noted in the share register on request (as statutory beneficiaries, legal representatives of minors etc.).

Art.
8     Rights to shares shall be indivisible. The Company shall recognize only one proxy per share.

Voting and related rights pertaining to a registered share may only be exercised vis-à-vis the Company by the shareholder or beneficiary, as the case may be. This shall not affect the provisions of Art. 7 concerning persons entitled by law to the voting right of a share which they do not own and of Art. 12 para. 2 concerning representation of one shareholder by another shareholder at the General Meeting.

Art.
9     Shareholders shall have the right of subscription to new share issues in proportion to their existing shareholdings.

The General Meeting may revoke shareholder subscription rights for important reasons as per Art. 652b, para. 2 of the Swiss Code of Obligations.

Section 3  Bodies of the Company

A.    General Meeting

Art.
10   The General Meeting shall be the supreme body of the Company.

It shall be convened by the Board of Directors, which shall state the matters for discussion and motions to be put to it by the Board of Directors, shareholders, and, when necessary, by the Auditors, at least 20 days before the date of the meeting by a single announcement in the Company's organ of publication.

Art.
11   The General Meeting shall be held at the Company's registered office unless otherwise provided by the Board of Directors. The Chairman of the Board of Directors or, failing him, a Vice-Chairman or other member appointed by the Board for the purpose, shall chair the meeting and appoint a minuting secretary and the necessary scrutineers of votes.

Minutes shall be taken of proceedings and signed by the Chairman and the minuting secretary.

Art.
12   Any shareholder may be represented by another shareholder at the General Meeting through written proxy. The Chairman shall decide whether to accept such a proxy.

Any shareholder may be represented by the independent proxy at the General Meeting.

In the invitation to the General Meeting or in regulations or guidelines pursuant to the provisions of this Article, the Board of Directors shall issue procedural instructions concerning participation and representation at the General Meeting and set out the requirements with regard to powers of attorney and instructions (including powers of attorney and instructions issued via electronic means).

Art.
13   Each share has the right to one vote.

Unless the law or the Articles of Association prescribe otherwise, the General Meeting shall make its decisions and conduct its elections by majority of the votes cast, with abstentions and blank or invalid votes not counting toward the majority.

Unless the General Meeting has decided that votes should be cast in writing, the Chairman may decide whether votes are to be cast electronically, in writing, or by open consultation. Should the Chairman harbor doubts as to the result of the vote, he may order that the voting procedure be repeated. In such event the vote cast in the initial procedure shall be considered null and void.

Members of the Board of Directors, the Chairman of the Board of Directors, and the members of the Compensation Committee shall be elected in separate votes.

Art.
14   The Annual General Meeting shall be held annually within 6 months of the end of the financial year. The Annual Report and Audit Report shall be available for inspection by shareholders at the Company's registered office at least 20 days prior to the meeting.

Art.
15   Extraordinary General Meetings shall be held when the Board of Directors or Auditors deem appropriate.

Extraordinary General Meetings shall also be summoned by decision of a General Meeting or when one or more shareholders who together represent at least one-tenth of the share capital submit a signed application requesting such a meeting and stating the matters for discussion and motions to be put to it.

Art.
16   The following non-transferable powers shall be vested on the General Meeting:

a)
to adopt and amend the Articles of Association;

b)
to appoint and dismiss the following corporate bodies and other directors and officers:

    •
    Members of the Board of Directors;

    •
    Chairman of the Board of Directors;

    •
    Members of the Compensation Committee;

    •
    Auditors;

    •
    Independent proxy;

c)
to approve the Annual Financial Statements, the management report (subject to Art. 961d Swiss Code of Obligations), and the Consolidated Financial Statements and to decide on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

  d)
  to discharge the members of the Board of Directors and persons entrusted with the management of the Company;

  e)
  to approve the total compensation paid to the Board of Directors and the Executive Committee as per Art. 17 below;

  f)
  to pass resolutions concerning all matters which by law or the Articles of Association are reserved to the authority of the General Meeting.

Art.
17   Each year, the General Meeting separately approves the total amounts proposed by the Board of Directors for:

a)
the maximum total compensation to be paid to the Board of Directors pursuant to Art. 26 for the period up to the next Annual General Meeting; and

b)
the maximum total compensation to be paid to the Executive Committee pursuant to Art. 27 for the business year following the General Meeting.

The Board of Directors may submit for approval by the General Meeting deviating or additional proposals relating to the same or different periods.

If the General Meeting refuses to approve a total compensation amount, the Board of Directors may submit a new motion at the same meeting. In the absence of any new motion or if the new motion is rejected, the Board of Directors must convene an extraordinary General Meeting within 9 months and submit new motions for approval. Alternatively, it can have the new compensation amounts approved retrospectively by the next Annual General Meeting.

The Company or companies controlled by it may pay or grant compensation prior to approval by the General Meeting subject to subsequent approval.

Each year, the Annual General Meeting holds a consultative vote (without binding effect) on the compensation report.

Art.
18   A decision of the General Meeting backed by at least a two-third majority of the represented votes shall be required for the following:

a)
to amend the corporate object;

b)
to introduce voting shares;

c)
to restrict the transferability of registered shares;

d)
to make an authorized or conditional capital increase;

e)
to increase the capital from equity by contribution in kind or for the purpose of acquisition of assets and to grant special advantages;

f)
to restrict or revoke the right to subscribe to new shares;

g)
to move the registered office of the Company;

h)
to dissolve the Company; and

i)
to amend, change or cancel Art. 21 para. 3 of these Articles of Association.

B.    The Board of Directors

Art.
19   The Board of Directors shall consist of at least six and at most twelve members.

Art.
20   Members of the Board of Directors and the Chairman of the Board of Directors shall each be elected for a term of one year by the General Meeting, i.e. until the end of the next Annual

  General Meeting. Election or re-election is possible up to the age of 70 with the exception of all members of the Board of Directors who are appointed at the time of the consummation of the merger between Huntsman and the Company and who are 70 or older at such time (the "Grandfathered Directors"). The Grandfathered Directors can be re-elected irrespective of the age limit provided for in this provision for a maximum of 5 terms with the exception of the former Chairman of Huntsman, Mr. Jon M. Huntsman, Sr., who can be re-elected as member of the Board of Directors of the Company without any time or age constraints.

    The Board of Directors shall appoint a Vice-Chairman and his Secretary, who need not be a Board member.

Art.
21   The Chairman shall convene the Board as often as business requires, and whenever a member requests it in writing.

Attendance by at least half the members of the Board of Directors shall be required to form a quorum. If such an attendance quorum is not formed, the Board shall nevertheless be quorate, provided that all absent members subsequently give their written consent to the relevant motion. No attendance quorum shall be required for decision-making by the Board of Directors on a report concerning a capital increase and for decisions requiring public recording.

In accordance with the provisions set forth in these Articles of Association, the Board of Directors shall establish the procedure regarding the adoption of resolutions, including regarding the applicable quorum regarding decision making, in the Organizational Regulations. The Chairman shall have no casting vote.

Decisions may also be made by telephone conference, as well as by circular mailing, e-mail, and fax. The Organizational Regulations shall govern the details.

Art.
22   The Board of Directors shall, in particular, exercise the following non-transferable and irrevocable functions:

a)
to manage the Company overall and issue the necessary directives;

b)
to establish the organization;

c)
to structure accounting, financial controlling, and financial planning systems;

d)
to appoint and dismiss persons charged with the management and representation of the Company;

e)
to supervise persons with management responsibility, specifically concerning compliance with the laws, Articles of Association, regulations, and directives;

f)
to draw up the Annual Report, and to prepare the General Meeting and implement its decisions;

g)
to create the Compensation Report;

h)
to notify the judge in the event of excessive indebtedness;

i)
to make decisions concerning an increase in the Company's share capital, insofar as the Board of Directors has been granted such authority (under the Swiss Code of Obligations, Art. 651, Para. 4), and to determine capital increases and the appropriate amendments to the Articles of Association.

If the office of Chairman of the Board of Directors is vacant, if the Compensation Committee is not complete, or if the Company does not have an independent proxy, the Board of Directors shall appoint a replacement who will serve until the end of the next Annual General Meeting.

    With the exception of the role of independent proxy, the replacement must be a serving member of the Board of Directors.

    The Board of Directors may, in addition, rule on all matters not assigned by these Articles of Association to the General Meeting.

Art.
23   Subject to Art. 22, the Board of Directors may transfer all or part of the management within the terms of Organizational Regulations to one or more of its members or to third parties (a Board of Management), who must be natural persons.

Art.
24   The Compensation Committee shall comprise at least 3 members. The members of the Compensation Committee shall be elected by the General Meeting from among the members of the Board of Directors for a term of one year, i.e. up until the next Annual General Meeting after their election. Re-election is permitted.

The Compensation Committee has the following duties and responsibilities with regard to compensation matters concerning the Board of Directors and the Executive Committee:

a)
to draw up principles for compensation of members of the Board of Directors and the Executive Committee and to submit them to the Board of Directors for approval;

b)
to oversee adherence to the principles of compensation drawn up by the Company and the Group, and to consult with and advise the Board of Directors on remuneration policy and matters of compensation;

c)
to propose to the Board of Directors the resolution to be submitted to the General Meeting for the maximum total compensation to be paid to the Board of Directors and the Executive Committee;

d)
subject to and within the bounds of the maximum compensation approved by the General Meeting, to request approval by the Board of Directors of the individual remuneration packages to be paid to members of the Board of Directors and members of the Executive Committee;

e)
to request approval by the Board of Directors regarding the adjustments to the Articles of Association relating to remuneration and to oversee the motion in this regard submitted to the General Meeting by the Board of Directors;

f)
to prepare the Compensation Report and submit it to the Board of Directors;

g)
subject to the provisions of the Articles of Association, to detail short- and long-term incentive plans and to define and verify attainment of the principal Group objectives needed to implement these plans successfully.

The Board of Directors shall set out any further duties and responsibilities vested on the Compensation Committee in the Group Organizational Regulations.

C.    Auditors

Art.
25   The independent auditors shall be elected at the General Meeting for one year and shall be responsible for carrying out all functions and duties incumbent upon them by law.

Section 4  Compensation and Related Provisions

A.    Compensation of the Board of Directors and the Executive Committee

Art.
26   The compensation payable by the Company or by the companies it controls to members of the Board of Directors is subject to approval by the General Meeting and consists of fixed compensation elements only. Total compensation shall take into account position and level of responsibility of the recipient.

    Subject to approval by the General Meeting, members of the Board of Directors may receive remuneration in cash at the customary market rates for advisory services rendered outside their capacity as Board members for the benefit of the Company or for other Group companies.

Art.
27   The compensation payable by the Company or by the companies it controls to members of the Executive Committee is subject to approval by the General Meeting and comprises fixed and variable compensation elements.

Fixed compensation comprises the base salary and may consist of other compensation elements and benefits. Variable compensation may comprise short-term and long-term variable compensation elements. Total compensation shall take into account position and level of responsibility of the recipient.

Short-term variable compensation elements shall be governed by performance metrics that take into account the performance of the Company, the group and/or parts thereof, targets in relation to the market, other companies or comparable benchmarks and/or individual targets, and achievement of which is generally measured during a one-year period. The annual target amount of the short-term variable compensation elements shall be fixed as a multiple of the base salary; depending on achieved performance, the compensation may amount to a multiplier of the target amount.

Long-term variable compensation elements shall be governed by performance metrics that take into account strategic and/or financial objectives of the Company, the group and/or parts thereof and/or targets in relation to the market, other companies or comparable benchmarks and/or the Company's share price development, achievement of which is generally measured during a perennial period, as well as retention elements. The annual target amount of the long-term variable compensation elements shall be fixed as a multiple of the base salary; depending on achieved performance, the compensation may amount to a multiplier of the target amount. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine vesting, exercise, restriction and forfeiture conditions and periods.

The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the performance metrics, performance targets and target amounts of the short- and long-term variable compensation elements, as well as their achievement.

The Board of Directors or, to the extent delegated to it, the Compensation Committee may establish share-based plans (the "Share-Based Plans") which allow members of the Executive Committee to participate in Share-Based Plans or use parts of their compensation to purchase registered shares of the Company at a discount and, if applicable, receive matching shares from the Company based on the number of shares received or purchased under Share-Based Plans.

Art.
28   Compensation may be paid in the form of cash, shares, or in the form of other types of benefits; for the members of the Executive Committee, compensation may in addition be granted in the form of options or comparable instruments or units.

The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction and/or forfeiture conditions and periods. In particular, they may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement.

Art.
29   If new members of the Executive Committee are appointed and take up their position in the Company after the General Meeting has approved the maximum total compensation for members of the Executive Committee for the year in question, the new members may be paid an additional amount for the periods of remuneration already approved by the General Meeting. The additional amount payable to all new members of the Executive Committee may not exceed 50% of the respective total compensation already approved by the General Meeting. This additional overall compensation is understood to include any settlements for any disadvantage suffered as a result of the change of jobs.

The option of the extra overall compensation may be employed only if the total amount of compensation approved by the General Meeting for members of the Executive Committee for the year in question is insufficient to cover the remuneration of the new members. The General Meeting is not required to hold a separate vote on the additional amount used.

Art.
30   Expenses shall be reimbursed following presentation of the supporting receipts. This additional remuneration is not subject to approval by the General Meeting.

Art.
30   The Company may not grant loans, credits, or securities to members of the Board of Directors or the Executive Committee. Exempt from the above are advances for attorneys' fees and court and other similar costs required for the defense of third-party liability claims.

B.    External Mandates and the Contracts on which Remuneration is based

Art.
31   The term "mandate" as used in Art. 31 para. 2 and Art. 32 of these Articles of Association refers to positions held by members of the Board of Directors and the Executive Committee in the highest management or administrative bodies of legal entities who are obliged to register in a commercial register or other appropriate foreign register and who may neither control nor be controlled by the Company.

Mandates held in several legal entities each operating under the same management or same beneficial owner are deemed to be a single mandate.

Art.
32   Members of the Board of Directors may hold no more than the following number of mandates each:

a)
4 mandates in public companies as defined by Art. 727, para. 1, no. 1 of the Swiss Code of Obligations (OR); and additionally

b)
6 mandates in companies as defined by Art. 727, para. 1, no. 2 of the Swiss Code of Obligations (OR); and additionally

c)
10 mandates in other legal entities which do not satisfy the criteria set out in Art. 32, para. 1, a and b of these Statutes of Association.

Subject to prior approval by the Board of Directors, members of the Executive Committee may hold no more than the following number of mandates each:

a)
1 mandate in a public company as defined by Art. 727, para. 1, no. 1 of the Swiss Code of Obligations (OR); and additionally

b)
2 mandates in companies as defined by Art. 727, para. 1, no. 2 of the Swiss Code of Obligations (OR); and additionally

c)
7 mandates in other legal entities which do not satisfy the criteria set out in Art. 32, para. 2, a and b of these Statutes of Association.

Art.
33   As a rule, the employment contracts of members of the Executive Committee are concluded for an unlimited period. The term of notice must not exceed 12 months.

Art.
33   para. 1 of these Articles of Association shall apply also in cases where existing employment contracts form the basis for the compensation of members of the Board of Directors.

Section 5  Financial Year and Appropriation of Balance-Sheet Profits

Art.
34   The Board of Directors shall determine the financial year.

Art.
35   The General Meeting is responsible for deciding how the profits on the balance sheet are to be appropriated. Within the provisions of the law, it also decides on any dividend pay-out and on the establishment and appropriation of special reserves.

Section 6  Notices

Art.
36   The Company's organ of publication is the Swiss Commercial Gazette (Schweizerisches Handelsamtsblatt).

Unless otherwise stipulated by law, notices and announcements by the Company to shareholders are made via publication in the Swiss Commercial Gazette (Schweizerisches Handelsamtsblatt).

Section 7  Contributions in kind and Acquisition of Assets

Art.
37   According to the contribution in kind agreements dated 16 February 2011 and 24 March 2011, the Company takes over from the persons mentioned hereinafter 4,816,187 bearer shares without nominal value of Süd-Chemie AG, Munich, Germany, with an accounting value of CHF 757,836,513: NOWI Beteiligungsgesellschaft mbH, Dolf Stockhausen, Dr. Dolf Stockhausen Beteiligungsgesellschaft mbH, TSR GmbH , PJ Enterprises GmbH, AMS GmbH, RSGA GmbH, RSGP GmbH, Stephanie Ostenrieder, Promo Verwaltungs GmbH, Prodo Verwaltungs GmbH, OREAS Vermögensverwaltungs GmbH, Karl Wamsler, Bettina Wamsler, Irene Banning, Caroline Wamsler, Pauline Joerger, Susanne Wamsler-Singer, The Honoré T. Wamsler Trust F--B--O Susanne Wamsler-Singer, The Honoré T. Wamsler Trust F--B--O Irene W. Banning, The Honoré T. Wamsler Trust F--B--O Pauline W. Joerger, The Honoré T. Wamsler Trust F--B--O Caroline Wamsler, The Honoré T. Wamsler Trust F--B--O Bettina Wamsler und Marianne Kunisch.

Muttenz,    •    , 2017

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  EXHIBIT 99.2
ARTICLES OF ASSOCIATION of HuntsmanClariant Ltd